EXHIBIT 99.1

For Immediate Release	Contact: Anne-Marie Hess
Date: March 17, 2009	Phone: (609) 951-6842
E-mail: ahess@pharmanet.com

PHARMANET DEVELOPMENT GROUP GIVES NOTICE OF ANTICIPATED FUNDAMENTAL CHANGE AND MERGER TO HOLDERS OF ITS CONVERTIBLE NOTES

Princeton, NJ – March 17, 2009 – PharmaNet Development Group, Inc. (the "Company" , “PDGI” or “PharmaNet”) (Nasdaq: PDGI), a leading provider of clinical development services to innovative pharmaceutical, biotechnology, generic drug and medical device companies, announced that, pursuant to the terms of the indenture (the “Indenture”) governing its 2.25% convertible senior notes due 2024 (the “Convertible Notes”), it anticipates that a “Fundamental Change” (as such term is defined in the Indenture) may occur as early as March 20, 2009, subject to the satisfaction or waiver of a number of conditions (the “Anticipated Effective Date”).

As previously announced on February 12, 2009, JLL PharmaNet Holdings, LLC, a Delaware limited liability company (“Parent”), through PDGI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), commenced a tender offer for all outstanding shares of PharmaNet at a price of $5.00 per share, net to the seller in cash (the "Offer").  On March 13, 2009, the expiration date of the Offer was extended until March 19, 2009, subject to possible further extension.  The Offer was commenced pursuant to the terms of an Agreement and Plan of Merger, dated as of February 3, 2009 (the “Merger Agreement”), by and among Parent, PDGI and Purchaser.  Parent and Purchaser are affiliates of JLL Partners Fund V, L.P. and JLL Partners Fund VI, L.P. (together, the "Sponsors"), each of which is a private equity investment fund managed by JLL Partners, a leading private equity investment fund ("JLL”).

As previously disclosed, the completion of the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, as described in the Offer to Purchase distributed by Parent, Purchaser and the Sponsors.  Following the completion of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, as soon as reasonably practicable after the completion of the Offer, Purchaser is expected to merge with and into PDGI (the “Merger”), with PDGI continuing as the surviving corporation and a wholly owned subsidiary of Parent.  Given that the Offer and the Merger are each subject to a number of closing conditions, there can be no assurance that the Offer or the Merger will be completed on the expected dates.

The completion of the Offer will constitute a “Fundamental Change” under the terms of the Indenture for the Convertible Notes.  Under the Indenture, in the event of a Fundamental Change prior to August 15, 2009, each holder of the Convertible Notes has the right to require PDGI, or its successor, to repurchase its Convertible Notes at a price equal to 100% of the principal amount outstanding, plus accrued and unpaid interest, plus a make-whole payment if certain thresholds are met.  Since the price per share of the tender offer is $5.00, the holders of the Convertible Notes will not be entitled to a make-whole payment under the terms of the Indenture.  Within 30 days following the Fundamental Change, PDGI, or its successor, will mail a notice, in accordance with the Indenture, to all holders indicating that a Fundamental Change has occurred and stating that the holders have the right described above.

This press release is being issued pursuant to the terms of the Indenture and, in connection with prior disclosure made by PDGI, is intended to give holders notice of the Anticipated Effective Date of the Fundamental Change.  Given the uncertainty around the projected closing date of the Offer and the conditions applicable to the Offer and the Merger, the Company can not state with certainty if or when the Fundamental Change will occur.  The Company does not anticipate that holders of the Convertible Notes will elect to convert because the holders of the Convertible Notes will be entitled to receive consideration with a greater value upon a repurchase of the Convertible Notes following a Fundamental Change as compared to the payment they would be entitled to receive following a conversion of their Convertible Notes.

About JLL Partners

Parent is an affiliate of the Sponsors, each of which is a private equity investment fund managed by JLL. Each of Parent and Purchaser were formed for the purpose of entering into a business combination transaction with PharmaNet, and has not carried on any business activities other than in connection with the tender offer and merger.

Founded in 1988, JLL is a leading private equity investment firm with approximately $4.0 billion of capital under management that has invested in a variety of industries, with special focus on healthcare and medical services, financial services and building products. JLL makes equity investments in middle market companies with the objective of extricating good companies from complicated situations or building strong companies in partnership with exceptional managers. Further information related to JLL can be found on its website, www.jllpartners.com.

About PharmaNet Development Group, Inc.

PharmaNet Development Group, Inc., a global drug development services company, provides a comprehensive range of services to the pharmaceutical, biotechnology, generic drug and medical device industries. The Company offers early and late stage consulting, Phase I clinical studies and bioanalytical analyses, and Phase II, III and IV clinical development programs. With approximately 2,500 employees and 41 facilities throughout the world, PharmaNet is a recognized leader in outsourced clinical development. For more information, please visit our website at www.pharmanet.com.

Advisors

Skadden, Arps, Slate, Meagher & Flom, LLP acted as legal counsel and Jefferies & Company, Inc. acted as financial advisor to JLL for this transaction. Morgan, Lewis & Bockius LLP acted as legal counsel and UBS Investment Bank acted as financial advisor to PharmaNet. Latham & Watkins acted as legal counsel to PharmaNet's Board of Directors.

Important Information about the Tender Offer

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other tender offer materials) filed by Parent, Purchaser and the Sponsors with the SEC on February 12, 2009. In addition, on February 12, 2009, PharmaNet filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials may be obtained at no charge upon request to either Innisfree M&A Incorporated., the information agent for the tender offer at (888) 750-5834 (toll free) or to Jefferies & Company, Inc., the Dealer Manager for the tender offer at (888) 323-3302 (toll free). In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC's website at www.sec.gov.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") and are subject to a variety of risks and uncertainties. Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect,"

"anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Such forward-looking statements include PharmaNet Development Group, Inc.'s decision to enter into an agreement to be acquired by JLL, the ability of PharmaNet Development Group, Inc. and JLL to complete the transaction contemplated by the definitive agreement, including the parties' ability to satisfy the conditions set forth in the merger agreement, and the possibility of any termination of the definitive agreement. The forward-looking statements contained in this press release are based on the current expectations of PharmaNet, and those made at other times will be based on PharmaNet's expectations when the statements are made. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, the expected timetable for completing the proposed transaction, the risk and uncertainty in connection with a strategic alternative process, not having sufficient funds to pay the principal due upon conversion of the outstanding notes or to repurchase PharmaNet's outstanding notes, which PharmaNet may be required to do beginning in August 2009, the impact of the current economic environment, the impact of PharmaNet's indebtedness on its financial condition or results of operations and the terms of its outstanding indebtedness limiting its activities, the impact of the investigation by the Securities and Exchange Commission, its limited insurance coverage in connection with the settled securities class action lawsuit, limited additional coverage for the recently settled derivative actions and associated future legal fees, the potential liability related to the recently filed securities class action lawsuit, the impact of ongoing tax audits, PharmaNet's ability to generate new client contracts and maintain its existing clients' contracts, its evaluation of its backlog and the potential cancellation of contracts, the possibility PharmaNet under-priced its contracts or overrun cost estimates and the effect on PharmaNet's financial results by failure to receive approval for change orders and by delays in documenting change orders, its ability to implement its business strategy, international economic, political and other risks that could negatively affect its results of operations or financial position, changes in outsourcing trends and regulatory requirements affecting the branded pharmaceutical, biotechnology, generic drug and medical device industries, the reduction of expenditures by branded pharmaceutical, biotechnology, generic drug or medical device companies, actions or inspections by regulatory authorities and the impact on PharmaNet's clients' decisions to not award future contracts to PharmaNet or to cancel existing contracts, the impact of healthcare reform, the fact that one or a limited number of clients may account for a large percentage of PharmaNet revenues, the incurrence of significant taxes to repatriate funds, the fluctuation of PharmaNet operating results from period to period, PharmaNet assessment of PharmaNet goodwill valuation, the impact of foreign currency fluctuations, tax law changes in Canada or in other foreign jurisdictions, investigations by governmental authorities regarding PharmaNet inter-company transfer pricing policies or changes to their laws in a manner that could increase PharmaNet effective tax rate or otherwise harm PharmaNet business, PharmaNet lack of the resources needed to compete effectively with larger competitors, PharmaNet ability to continue to develop new assay methods for PharmaNet analytical applications, or if PharmaNet current assay methods are incorrect, PharmaNet ability to compete with other entities offering bioanalytical laboratory services, PharmaNet potential liability when conducting clinical trials, PharmaNet handling and disposal of medical wastes, failure to comply with applicable governmental regulations, the loss of services of PharmaNet key personnel and its ability to attract qualified staff, the continued effectiveness and availability of PharmaNet's information technology infrastructure, losses related to its self-insurance of its employees' healthcare costs in the United States, PharmaNet's ability to attract suitable investigators and volunteers for its clinical trials, the material weaknesses relating to PharmaNet's internal controls, and risks and uncertainties associated with discontinued operations.

Further information can be found in PharmaNet's risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2007 and most recent filings. PharmaNet does not undertake to update the disclosures made herein, and you are urged to read PharmaNet's filings with the Securities and Exchange Commission.

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